SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIVATE MEDIA GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	87-0365673
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121

(Registrant’s registered office)

Carrettera de Rubi 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain

34-93-590-7070

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive office)

Berth H. Milton, Chief Executive Officer

Private Media Group, Inc.

Carrettera de Rubì 22

08190 Sant Cugat del Vallès

Barcelona, Spain

34-93-590-7070

(Name, Address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Samuel S. Guzik, Esq.

Guzik & Associates

1875 Century Park East., Suite 700

Los Angeles, CA 90067

310-914-8600

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(2)
Common Stock, $.001 par value	435,327	$3.145	$1,369,103.42	$42.03

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to an indeterminate number of shares of common stock which are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average high and low sales prices of the Registrant’s Common Stock on December 6, 2007, as reported on the Nasdaq Global Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

435,327 Shares

Private Media Group, Inc.

Common Stock

The selling security holder of Private Media Group, Inc. listed below in the section entitled “Selling Security Holder” may offer and sell from time to time in the aggregate up to 435,327 shares of our common stock under this prospectus. We will not receive any part of the proceeds from sales of common stock by the selling security holder.

Our common stock is traded on the Nasdaq Global Market under the trading symbol “PRVT”. On December 7, 2007, the last reported sales price of our common stock on the Nasdaq Global Market was $3.22.

The purchase of our securities involves a high degree of risk. See “ Risk Factors” beginning at page five to read about certain factors you should consider before buying shares of our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______ __, 2007.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SUMMARY

This summary highlights important information included in or incorporated by reference in this prospectus. This summary may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the documents incorporated by reference in this prospectus.

References to “we,” “us,” “our company,” Private Media Group and “Private” refer to Private Media Group, Inc. and its subsidiaries.

Our Business

Private Media Group is a leading international provider of high quality adult media content for a wide range of media platforms. We acquire worldwide rights to still photography and motion pictures tailored to our specifications from independent directors and process these images into products suitable for popular media formats such as print publications, DVDs and electronic media content for Internet, mobile and broadcasting distribution. We distribute our adult media content directly, and through a network of local affiliates and independent distributors, through multiple channels, including (1) newsstands, video rental stores, travel retail and adult bookstores, (2) mail order catalogues, (3) Internet Protocol Television (IPTV), cable, satellite and hotel television programming, (4) over the Internet via proprietary websites and broadband delivery services, and (5) wireless telephony. In addition to media content, we also market and distribute branded leisure and novelty products oriented to the adult entertainment lifestyle and generate additional sales through the licensing of our Private trademark to third parties.

Our business was founded in 1965 and achieved initial success through our flagship publication, Private, the first full color, hard-core sex publication in the world. Today, we produce four X-rated periodical magazines: Private, Pirate, Triple X and Private Sex, as well as several special feature publications each year. As of December 31, 2006, we had compiled a digital archive of more than two million photographs and all of our 490 print publications. We expect to add two additional issues and hundreds of photographs each month to this archive. Approximately 125,000 copies of our print publications are distributed each month at an average retail price of approximately Euro 11.50. We distribute our publications through a network of approximately 250,000 points of sale in more than 40 countries, with strong market positions in Europe, Latin America, Australia and Canada.

Since 1992, we have also acquired, processed and distributed adult motion picture entertainment. We acquire worldwide rights to motion pictures that meet our exacting standards for entertainment content and production value from independent directors, either under exclusive contracts or on a freelance basis. We then edit and process these motion pictures to ensure consistent image quality and prepare and customize them for distribution in several formats, including DVDs, broadcasting, which includes IPTV, cable, satellite, broadband and hotel television programming, and the Internet. Our proprietary motion pictures and those produced by joint ventures in which we participate have received more than 100 industry awards since 1994, evidencing our success in setting high quality standards for our industry. As of December 31, 2006, our movie library contained 1,042 titles.

We launched our first Internet website, www.private.com, in 1997. We now own a number of sites directed at specific customer bases, including www.private.com/shop. We also generate incremental sales by licensing our trademarks and proprietary adult media content for use on the websites of other companies.

Since 1997, we have expanded our presence in emerging electronic markets for adult media content, such as the Internet, broadcasting and hand-held devices including mobile phones, iPods and other MP 4 players. We believe that these technologies represent a substantial growth opportunity for us in the future.

We license our content to cable and satellite television operators and broadband IPTV platforms as well as to hotels. Either directly or through different partnerships we have also launched several television channels, Private Gold, Private One, Private Two and PrivateSpice, that broadcast our content. Consumers pay for these products either on a pay-per-view or subscription basis.

Private Media Group, Inc. is incorporated in the State of Nevada. In accordance with Nevada law we maintain a registered office at 3230 Flamingo Road, Suite 156, Las Vegas, Nevada. Our executive offices in Europe are located at the offices of one of our principal operating subsidiaries, Milcap Media Group, S.L., whose address is Carretera de Rubí 22, 08190 Sant Cugat del Vallès, Barcelona, Spain, and our telephone number is 34-93-590-7070. Our corporate website is located at www.prvt.com. Information on this website is not a part of this prospectus.

The Shares Offered in this Prospectus

Common stock offered	Up to 435,327 shares of our common stock are being offered by this prospectus for the account of Horse Creek Entertainment AB, the selling security holder who acquired these shares from us in private transactions.

Use of Proceeds	All of the shares of common stock being offered under this prospectus are being resold by the selling security holder or its pledges, donees, transferees or other successors-in-interest. Accordingly, we will not receive any proceeds from the resale of these shares.
Transfer Agent and Registrar	InterWest Transfer Company, Inc.

Risk Factors

Investing in our common stock involves substantial risks. See the “Risk Factors” section of this prospectus for a description of risks you should carefully consider before investing in our common stock.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section in this prospectus entitled “Note Regarding Forward-Looking Statements.”

Our future capital requirements and needs for additional financing are uncertain.

We believe that current and future available capital resources, including cash flow from operations, will be adequate to fund our working capital requirements based upon our present level of operations for the 12 month period following the date of this prospectus. However, future events may cause us to seek additional capital sooner. If additional capital resources are required, these funds may not be available on favorable terms, or at all. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to existing shareholders. The unavailability of funds could have a material adverse effect on our financial condition, results of operations and our ability to expand operations.

Our business involves the provision of sexually explicit content which can create negative publicity, lawsuits and boycotts.

We are engaged in the business of providing adult-oriented, sexually explicit products worldwide. Many people regard our primary business as unwholesome. Various national and local governments, along with religious and children’s advocacy groups, consistently propose and enact legislation to restrict the provision of, access to, and content of such entertainment. These groups also often file lawsuits against providers of adult entertainment, encourage boycotts against such providers and mount negative publicity campaigns. In this regard, our magazines, and some of our distribution outlets and advertisers, have from time to time been the target of groups who seek to limit the availability of our products because of their content. We expect to continue to be subject to these activities.

The adult-oriented content of our websites may also subject us to obscenity or other legal claims by third parties. We may also be subject to claims based upon the content that is available on our websites through links to other sites and in jurisdictions that we have not previously distributed content in. Implementing measures to reduce our exposure to this liability may require us to take steps that would substantially limit the attractiveness of our websites and/or their availability in various geographic areas, which could negatively impact their ability to generate revenue.

In addition, some investors, investment banks, market makers, lenders and others in the investment community may refuse to participate in the market for our common stock, financings or other activities due to the nature of our primary business. These refusals may negatively impact the value of our common stock and our opportunities to attract market support.

We face online security risks in connection with our Internet business.

Online security breaches could materially adversely affect our business. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. For example, events such as the November 2001 security breach of the Playboy.com website that allowed a computer hacker to steal customers’ credit card numbers could deter current and future subscribers from using or subscribing to our website. In offering online payment services, we will increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of data encryption or other developments could compromise or breach the methods and procedures that we use to protect our consumers’ transaction data. In addition, experienced programmers may attempt to steal proprietary information or cause interruptions in our services. To prevent such developments we may need to expend significant capital and other resources to protect against these problems.

Continued imposition of tighter processing restrictions by credit card associations and acquiring banks would make it more difficult to generate revenues from our websites.

Our ability to accept credit cards as a form of payment for our online products and services is critical to us. There are ongoing efforts by credit card associations to restrict the processing of credit cards for online adult-related content. To protect against such restrictions, we must invest heavily in new technologies to protect against fraud. Unlike a merchant handling a sales transaction in a non-Internet environment, e-commerce merchants are fully responsible for all fraud perpetrated against them.

Our ability to accept credit cards as a form of payment for our online products and services could be restricted or denied for many reasons, including:

•	Visa Tier 1 capital ratio requirements for financial institutions have significantly reduced the total dollar sales volume of Visa credit card activity that any bank can process in any given month;

•	if we experience excessive chargeback’s and/or credits;

•	if we experience excessive fraud ratios;

•	if there is a breach of our security resulting in a theft of credit card data;

•	if there is a change in policy of the acquiring banks and/or credit card associations with respect to the processing of credit card charges for adult-related content;

•	tightening of credit card association chargeback regulations in international commerce;

•	banks might choose not to accept accounts with adult-related content, in a similar manner to one bank in Spain which we previously used.

American Express has instituted a policy of not processing credit card charges for online, adult-related content. If other credit card processing companies were to implement a similar policy, this could have a material adverse effect on our business, results of operations and financial condition.

We outsource our production and distribution.

We acquire still photography and motion pictures from independent directors and we rely on third-party distributors to deliver our products to end-users through multiple distribution channels, including newsstands, the Internet and broadcasting. Our relationship with such directors and distributors is contractually based. We cannot guarantee that our contracts with directors will be fulfilled or that we will enter into new ones, in which case we may not have adequate content for our magazines and movies. Also, we cannot guarantee that our contracts with distributors will be renewed, in which case we may not be able to sell new products through some or all channels or into some countries. Failure to secure new production contracts, to secure the fulfillment of current contracts or to maintain our current distribution contracts could have a material adverse effect on our business, results of operations and financial condition.

We are dependent upon key employees.

Our future success depends, to a significant degree, on the continued services of our executive officers and other key personnel, including Berth Milton, Peter Cohen, Javier Sánchez and Johan Gillborg. We have not procured key-man life insurance and there is no guarantee that we will be able to obtain such insurance in the future should we so desire. Mr. Milton is the founder of our principal operating division, the Milcap Group, and has taken part in our management since the acquisition of the trademark Private in 1990. We cannot guarantee that we will be successful in retaining his services in the future. We do not presently have employment agreements with many of our executive officers or key personnel described. The loss of the services of any of them or an inability to continue to attract, motivate and retain highly qualified and talented personnel, including software development technical personnel, could have a material adverse effect on our business and operating results.

Our business is highly competitive.

We compete in all aspects of our business, including price, promptness of service and product quality. We compete with a number of other businesses, offering various adult-oriented leisure-time activities, including Playboy Enterprises, Inc., Vivid Entertainment, Larry Flynt Publications, Inc. (Hustler), Video Company of America and Beate Uhse AG. Some of our competitors have significantly greater market presence, name recognition and financial and technical resources than we do. In addition, these companies may develop products or services that are more effective than our products or services and/or they may be more successful than us in marketing their products or services. We believe that the adult entertainment market will continue to shift towards the use of explicit sexual content, our principal market, resulting in increased competition in this area of our business. In our Internet business, we compete with other adult media content websites as to the content of their programming and the subscription fees that are offered to members. In addition, if free adult media content on the Internet becomes more widely available, this may negatively impact our ability to attract fee-paying members. To the extent that current and potential competitors compete on the basis of price, this could result in lower margins for our products.

We are subject to rapidly changing technology.

We are engaged in businesses that have undergone rapid technological change over the past few years. Therefore, we face risks inherent in businesses that are subject to rapid technological advancement and changes in consumer demands. This includes the possibility that a technology that we have invested in may become obsolete, requiring us to invest in new technology. For example, we recently discontinued production of our CD-Rom lines and video cassette products in favor of DVDs. Our future success will depend, in part, on our ability to adapt to rapidly changing technologies, to enhance existing services and to develop and introduce a variety of new services to address changing demands of our consumers.

New technological discoveries may render our equipment uneconomical or obsolete.

As technologies change, the equipment used in our markets may become obsolete. As a result, we subcontract and intend to continue to subcontract capital intensive or technically complex businesses such as editing, DVD replication and other similar businesses. However, we may not have access to these subcontractors when their services are required, and their services may not be available on favorable terms.

Increased government regulation in the United States or abroad could limit our ability to deliver content and expand our business.

New laws or regulations relating to the Internet, or more aggressive application of existing laws, could decrease the growth of our websites, prevent us from making our content available in various jurisdictions or otherwise have a material adverse effect on our business, financial condition and operating results. These new laws or regulations could relate to liability for information retrieved from or transmitted over the Internet, taxation, user privacy and other matters relating to our products and services. For example, the U.S. government has recently enacted laws regarding website privacy, copyrights and taxation. Moreover, the application to the Internet of other existing laws governing issues such as intellectual property ownership and infringement, pornography, obscenity, libel, employment and personal privacy is uncertain and developing.

Cable system operators could also become subject to new governmental regulations that could further restrict their ability to broadcast our programming. If new regulations make it more difficult for cable operators to broadcast our programming, our operating performance would be adversely affected.

We are currently in a significant legal dispute with the Swedish tax authority.

In December 1999 we received final notification from the Swedish Tax Authority assessing our subsidiary in Cyprus for the tax years 1995-1998 for a total amount of SEK 42,000,000 (approx. EUR 4.5 million) plus fines amounting to SEK 16,800,000 (approx. EUR 1.8 million) plus interest. The Swedish Tax Authority has taken the position that the subsidiary carried on business in Sweden from a permanent establishment during the period in question and should therefore be taxed on the income attributable to the permanent establishment. The case is under litigation and we believe the circumstances supporting the Tax Authority’s claim are without merit. However, the Administrative Court of Appeal has decided that a permanent establishment is at hand. The Court has only made a principle statement and the question how to calculate any eventual profit that can be allocated to the permanent establishment is not decided by the Court at this stage. We have appealed against the decision. The final outcome of this litigation will not be known for several years. Due to the early stages of this matter and the uncertainty regarding the ultimate decision, no amounts have been provided in our financial statements for this dispute.

We face risks relating to our proprietary intellectual property rights.

We rely on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and non-disclosure agreements to protect our proprietary products. Despite these precautions, it may be possible for unauthorized third parties to copy parts of, or otherwise obtain and use, our products without authorization, or to substantially use our concepts and market them, trading on our established customer base. Products sold over the Internet are particularly vulnerable to piracy, particularly in some developing countries. In addition, we cannot be certain that others will not develop substantially equivalent or superseding products, thereby reducing the value of our proprietary rights. Confidentiality agreements with our employees or license agreements with our customers may not provide meaningful protection for our proprietary information in the event of any unauthorized use or disclosure of that proprietary information.

We do not believe that our products infringe the proprietary rights of third parties, and we are not currently engaged in any intellectual property litigation or proceedings. Nonetheless, in the future we could become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. We cannot be sure that any lawsuits or other actions brought by us will be successful or that we will not be found to infringe the intellectual property rights of third parties. In addition, to the extent we may desire, or are required, to obtain licenses to patents or proprietary rights of others, there can be no guarantee that any such licenses will be made available on terms acceptable to us, if at all.

Enforcement of civil liabilities against Private Media Group and its management may be difficult.

Private Media Group, Inc. is a corporation organized under the laws of the State of Nevada. Our agent for service of process in the United States is Gateway Enterprises, Inc., whose address is 3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121. Presently, all of our directors and officers reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon them or to enforce, in courts outside the United States, judgments against these persons obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws. In addition, since the large majority of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

There are risks associated with our foreign operations.

Most of our operations are conducted outside the United States. In addition, our growth strategy contemplates increased services to foreign customers and to domestic customers distributing programming to international markets. As a consequence of the global nature of our business, we will be exposed to market risks from changes in interest rates and foreign currency exchange rates that may adversely affect our results of operations and financial condition. By virtue of our significant operations outside the United States, we will be subject to the risks normally associated with cross-border business transactions and activities, including those relating to delayed payments from customers in some countries or difficulties in the collection of receivables generally.

In addition, we will be exposed to the risk of changes in social, political and economic conditions in the countries where we engage in business. Political and economic instability in these countries could adversely affect our business activities and operations. Unexpected changes in local regulatory requirements, tariffs and other trade barriers and price or exchange controls could limit operations and make the repatriation of profits difficult. In addition, the uncertainty of differing legal environments could limit our ability to effectively enforce our rights in some markets.

We are subject to risks relating to performers.

Our movie, video and photo productions are subject to U.S. and foreign regulations which govern the terms and conditions under which sexually explicit media productions may occur. We have adopted practices and procedures intended to ensure compliance with these regulations. Although these measures are intended to protect us from liability under applicable U.S. and foreign laws governing sexually explicit media productions, we cannot guarantee that we will not be subject to successful legal attacks in the future.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although our shareholders may receive dividends if, as and when declared by our board of directors, we do not intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

We may issue additional shares of our capital stock that could dilute the value of your shares of common stock.

We are authorized to issue 110,000,000 shares of our capital stock, consisting of 100,000,000 shares of our common stock and 10,000,000 shares of our preferred stock. At December 7, 2007, 53,580,494 shares of our common stock and no shares of our preferred stock were issued and outstanding, and approximately 2,453,527 shares of our common stock were issuable upon the exercise of options or warrants.

Should we obtain additional financing, we may issue authorized and unissued shares of common stock at below current market prices or preferred stock that could dilute the earnings per share and book value of your shares of our common stock.

There are risks relating to the issuance of additional shares of preferred stock, including deterring attempts by third parties to acquire us.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock, none of which are currently issued and outstanding, and to determine their price, and other rights, preferences, privileges and restrictions without any further vote or action by our stockholders. The rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock, including preferred stock that we may issue in the future. If preferred stock is issued, it may rank senior to our common stock in respect of the right to receive dividends and to participate in distributions or payments in the event of our liquidation, dissolution or winding up. The provisions in our articles of incorporation authorizing preferred stock could delay, defer or prevent a change of control and could adversely affect the voting and other rights of holders of our common stock, including the loss of voting control to others, which could make it more difficult for a third party to acquire control of us.

We are controlled by existing management and shareholders.

Our officers and directors beneficially own or control more than 50% of our issued and outstanding stock. These shareholders effectively exercise control over all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions. Their interests may differ from the interests of other shareholders and, therefore, result in corporate decisions that may be disadvantageous to other shareholders. This concentration of ownership may also have the effect of delaying or preventing a change in control, which could have a material adverse effect on our stock price.

There may be adverse consequences to our shareholders and our business if our common stock ceases to be quoted on the NASDAQ Stock Market or a principal stock exchange.

To continue to be listed on the NASDAQ Stock Market, we must maintain certain requirements. If we fail to satisfy one or more of the requirements, our common stock may be delisted. If our common stock is delisted, and does not become listed on another stock exchange, then it will be traded, if at all, in the over-the-counter market commonly referred to as the NASD OTC Bulletin Board or the “pink sheets.” If this occurs, it may be more difficult for you to sell our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Statements other than statements of historical fact included in this prospectus regarding future events or prospects, are forward-looking statements. The words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “should” or variations of these words, as well as other statements regarding matters that are not historical fact, constitute forward-looking statements. We have based these forward-looking statements on our current view with respect to future events and financial performance. These views involve a number of risks and uncertainties which could cause actual results to differ materially from those we predict in our forward-looking statements and from our past performance. Although we believe that the estimates and projections reflected in our forward-looking statements are reasonable, they may prove incorrect, and our actual results may differ, as a result of the following uncertainties and assumptions:

•	our business development, operating development and financial condition;

•	our expectations of growth in demand for our products and services;

•	our expansion and acquisition plans;

•	the impact of expansion on our revenue potential, cost basis and margins;

•	the effects of regulatory developments and legal proceedings with respect to our business;

•	the impact of exchange rate fluctuations; and

•	our ability to obtain additional financing.

As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling security holder covered by this prospectus. All proceeds from the sale of the shares covered by this prospectus will be for the account of the selling security holder named in this prospectus.

SELLING SECURITY HOLDER

Up to 435,327 shares of our common stock are being offered by this prospectus for the account of Horse Creek Entertainment AB, the selling security holder who acquired these shares from us in a private transaction. In November 2007 we entered into two agreements with the selling security holder to acquire shares of Horse Creek Entertainment AB: (1) We acquired 2,000,000 million common shares of Horse Creek Entertainment AB at SEK 1.95 per share and paid the subscription price for these shares by issuing 169,565 shares of our common stock to Horse Creek Entertainment AB. Pursuant to our agreement with the selling security holder we have agreed to register the resale of these shares; and (2) We acquired an additional 2,000,000 million common shares of Horse Creek Entertainment AB at SEK 2.80 per share together with stock purchase warrants entitling us to acquire an additional 2,000,000 shares at SEK 1.95 per share until November 2009, and paid the subscription price for the shares and warrants by issuing 265,762 shares of our common stock to Horse Creek Entertainment AB.

Except as noted specifically above, the selling security holder has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling security holder named below as of December 7, 2007, and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. The selling security holder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. The table assumes that the selling security holder sells all of its shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

	Number of Shares Owned Prior to the Offering	Number of Shares Being Offered	Number of Shares Owned After the Offering
Horse Creek Entertainment AB (1)	435,327	435,327	—

(1)	Charles Aperia, the Chief Executive Officer of Horse Creek Entertainment AB, has voting and investment control over the securities owned by Horse Creek Entertainment AB. Mr. Aperia disclaims beneficial ownership of these shares.

PLAN OF DISTRIBUTION

The selling security holder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling security holder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling security holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling security holder. The selling security holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling security holder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holder under this prospectus.

The selling security holder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have agreed to pay all fees and expenses incident to the registration of the shares of common stock.

The selling security holder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by the selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to this prospectus naming the broker-dealer as an underwriter, and sales will not be made until such amendment has been declared effective by the SEC. If we are notified by any selling security holder who is a broker-dealer or an affiliate of a broker-dealer that the shares which may be resold by them under this prospectus have been acquired other than in the ordinary course of business, we will file a post-effective amendment to this prospectus naming the broker-dealer or affiliate, as the case may be, as an underwriter, If the selling security holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

We have informed the selling security holder that during such time as they may be engaged in a distribution of any of the shares covered by this prospectus they are required to comply with the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions.

We have informed the selling security holder that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum,

and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.

We have further advised the selling security holder that they are required to consult with their own legal counsel to ensure compliance with Regulation M. With respect to compliance by Private Media Group with Regulation M, we have conferred with our securities counsel and will continue to confer with counsel to ensure compliance with Regulation M.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The financial statements and schedules incorporated by reference in this prospectus have been audited by BDO Audiberia Auditores S.L., independent certified public accountants and a registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Guzik & Associates, Los Angeles, California.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public over the Internet from the SEC’s website at http:\\www.sec.gov, or at our website at http:\\www.prvt.com.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all the information contained in the registration statement. Some items are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements made in this prospectus concerning the contents of any documents referred to in the prospectus are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the registration statement, please refer to the exhibit for a more complete description, and each such statement is qualified by such reference. To see more detail, you should read the exhibits and schedules filed with our registration statement.

The SEC allows this prospectus to “incorporate by reference” certain other information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we have registered have been sold:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC pursuant to the Exchange Act on April 2, 2007 (File No. 0-25067);

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007;

(3)	The description of our common stock contained in our report on Form 8-A filed on November 16, 1998 (File No. 0-25067); and

(4)	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2006.

If you make a request for such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests should be addressed to us as follows:

Private Media Group, Inc.

Carrettera de Rubì 22

08190 Sant Cugat del Vallès

Barcelona, Spain

Attention: Johan Gillborg, Chief Financial Officer

Telephone: 34-93-590-7070

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$42.03
Accounting fees and expenses	2,500
Legal fees and expenses	10,000
Printing expenses	2,500
Registrar and Transfer Agent’s fees	500
Miscellaneous fees and expenses	1,000

Total	$16,542.03

Item 15.	Indemnification of Directors and Officers

Private Media Group, Inc. has the power to indemnify its directors and officers against liability for certain acts pursuant to the laws of Nevada, being Private Media’s state of incorporation. In addition, under the Articles of Incorporation of Private Media, no director, officer or agent is personally liable to the corporation or its shareholders for monetary damages arising out of a breach of such person’s fiduciary duty to Private Media, unless such breach involves intentional misconduct, fraud or a knowing violation of law, or the payment of an unlawful dividend. Private Media also maintains a standard form of officers’ and directors’ liability insurance policy that provides coverage to Private Media and its officers and directors for certain liabilities.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits:

3.1*	Articles of Incorporation, as amended to date.

3.2**	Amended and Restated Bylaws.

4.1	Letter Agreement dated November 19, 2007, by and between the Registrant and Horse Creek Entertainment AB.

4.2	Letter Agreement dated December 3, 2007, by and between the Registrant and Horse Creek Entertainment AB.

5.1	Opinion of Guzik & Associates.

23.1	Consent of BDO Audiberia Auditores S.L.

23.2	Consent of Bruce E. Waldman, C.P.A.

23.3	Consent of Guzik & Associates (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in Signature Page in Part II)

*	Incorporated by reference from the registrant’s Registration Statement on Form S-1 (SEC File No. 333-69654).

**	Incorporated by reference from the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) above do not apply if the information required with or furnished to the Securities and Exchange Commission to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this

Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) For the purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sant Cugat del Vallès, Spain, on the 7th day of December, 2007.

PRIVATE MEDIA GROUP, INC.

By:	/s/ Berth H. Milton
Berth H. Milton,
President and Chief Executive Officer

KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Berth H. Milton and Johan Gillborg or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Berth H. Milton Berth H. Milton	Chairman of the Board, Director, President and Chief Executive Officer (Principal Executive Officer)	December 7, 2007

/s/ Johan Gillborg Johan Gillborg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 7, 2007

/s/ Bo Rodebrant Bo Rodebrant	Director	December 7, 2007

Lluis Torralba	Director	December __, 2007

/s/ Johan G. Carlberg Johan G. Carlberg	Director	December 7, 2007

/s/ Daniel Sánchez Daniel Sánchez	Director	December 7, 2007

EXHIBIT INDEX

3.1*	Articles of Incorporation, as amended to date.

3.2**	Amended and Restated Bylaws.

4.1	Letter Agreement dated November 19, 2007, by and between the Registrant and Horse Creek Entertainment AB.

4.2	Letter Agreement dated December 3, 2007, by and between the Registrant and Horse Creek Entertainment AB.

5.1	Opinion of Guzik & Associates.

23.1	Consent of BDO Audiberia Auditores S.L.

23.2	Consent of Bruce E. Waldman, C.P.A.

23.3	Consent of Guzik & Associates (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in Signature Page in Part II)

*	Incorporated by reference from the registrant’s Registration Statement on Form S-1 (SEC File No. 333-69654).

**	Incorporated by reference from the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.